Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-222874) and Form S-8 (No. 333-145685, 333-170286, 333-183075, 333-197971, 333-213850, and 333-233531) of American Superconductor Corporation of our report dated June 2, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Superconductor Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

June 2, 2020